UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2023

Golden Seed, Inc.

(Exact name of issuer as specified in its charter)

2894 South Coast Hwy, Suite #1

Laguna Beach, CA 92651

A Delaware Corporation

82-3430220

949-833-0222

(Registrant’s telephone number, including area code)

Class B Non-Voting Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, the term “GOLDEN SEED, INC.” “Goldenseed” “we,” or “the company” refers to GOLDEN SEED, INC.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Item 1. Business

Golden Seed, Inc. (the “Company” or “Golden Seed” or “Goldenseed”) was initially formed on November 8, 2017 as a Delaware Limited Liability Company (Golden Seed, LLC). On June 20, 2019, Golden Seed, LLC was converted into a Delaware corporation and now operates as Golden Seed, Inc.  On September 30, 2019, the Company filed a fictitious business name statement with the state of California to use the fictitious name “Goldenseed.”  The primary business of Golden Seed is the cultivation and manufacturing, of marijuana grown in California, and sold and distributed to businesses and individuals in the state of California.

Golden Seed, Inc. (“Golden Seed) is owned 91.3% by Red M Holdings, LLC (“Red M Holdings”).  Red M Holdings is a Delaware Limited Liability Company.  The ownership and voting power for Red M Holdings as of December 31, 2023 is in the following table.

Cruzin LLC is a Delaware Limited Liability Company owned by a single member. Cruzin LLC is an entity whose ownership, voting control and management have no common persons or entities with the officers and directors of Golden Seed, Inc.  See table below.

The ownership and voting power for Calypso Ventures, LLC (“Calypso Ventures”) is shown in the table below.  Dusty Road Investment Group, LLC (“DRIG) is the managing member of Red M Holdings. Both Calypso Ventures and DRIG are Delaware Limited Liabilities Companies.

Discontinued Operations

The cannabis industry in the past two years has seen a significant drop in the market sales price of wholesale and retail greenhouse-grown cannabis.  In 2023, the market prices dropped further.  The Company started in the cannabis business when the price per pound of greenhouse-grown cannabis was, on average, approximately $1,700 per pound.  By the end of 2023, the average market price was approximately between $250 (smalls) and $350 (bigs) per pound, which is less than the cost to produce.

The Company can no longer incur losses and on December 20, 2023 the Company’s Board of Directors agreed to stop production of cannabis at the farm and to exit the land lease and have the affiliated company (Hollow Wave Holdings, LLC) sell the real estate that the farm operates on.  The Company is in the process of terminating any and all contracts related to growing cannabis and will lay off all of its employees by February 20, 2024.  Equipment and vehicles owned by the farm will be sold in 2024.  Due to the decline of wholesale and retail pricing of cannabis, there is no market for selling the cannabis farm operations.

The Company will protect the Golden Seed brand and will attempt to build and grow the business by sourcing its flower product in the future instead of growing flower.  Sourcing flower for the Golden Seed brand, given lower wholesale pricing, will be more cost effective compared to farming.

For more details on our business, please review our latest SEC filing at https://www.sec.gov/Archives/edgar/data/0001780914/000178091421000008/0001780914-21-000008-index.htm

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of the Company's financial condition and results of the Company's operations together with the Company's financial statements and related notes appearing at the end of this Form 1-K. This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in the Company’s Offering Circular.

Golden Seed, Inc. was initially formed on November 8, 2017 as a Delaware Limited Liability Company (Golden Seed, LLC). On June 20, 2019, Golden Seed, LLC was converted into a Delaware corporation and now operates as Golden Seed, Inc. On September 30, 2019, the Company filed a fictitious business name statement with the state of California to use the fictitious name “Goldenseed” and uses this fictitious name for product branding and other purposes. The Company legally cultivates and sells cannabis and cannabis-related products in Santa Cruz County, California. All shares in the Company sold in prior Regulation A offerings are Shares of Class B Common Stock with the rights and privileges as set out herein.

Results of Operations

Net loss for 2023 was the result of significant prices decreases in the price per pound of cannabis to the open market prices as well as cost cutting measures taken by the Company in operating expenses and reduced labor due to more efficient growing processes. The Company reduced costs to offset the significant decrease in wholesale and retail market pricing for flower.  Net Loss for 2022 was the result of business development costs, crop losses, and decreased market pricing for cannabis. The Company cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

The Company had net cash of $9,705 at December 31, 2023 and net cash of $27,099 as of December 31, 2022.

The Company will have additional capital requirements during 2024. The Company does not expect to be able to satisfy our cash requirements through sales, and therefore has decided to discontinue its cannabis growing operations.  See Item 1 above for discussion on Discontinued Operations. The Company will offset cash shortfalls during the discontinued business operations transition through advances from related parties.

The Company cannot assure that it will have sufficient capital to finance its growth and business operations or that such capital will be available on terms that are favorable to it or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future.

Plan of Operations

The Company’s plan of operation was to maintain and renew the existing licenses to continue to cultivate and sell cannabis flower.  The Company intended to start selling “eighths” (1/8th of an ounce of cannabis) of its flowers to the market. The Company intended to reestablish its retail presence and to grow as a premium cannabis lifestyle brand. The Company intended to commence large scale cultivation in its farming and production operations, which would allow the Company to also sell wholesale flower and biomass to other brands and manufacturers.

The obstacles for cannabis cultivation in California in 2023 were formidable.  The seasonal "fall pricing dip" due to market oversaturation from outdoor harvests has become a predictable hurdle. This has been made worse by the State's inability to combat illegal cultivation, and an oversupply of both legal and illegal cannabis.  These dynamics have affected Goldenseed’s financial health, with significant price erosion over the past three years.

The broader challenges within the California cannabis sector, especially the relentless competition from the untaxed and illegal black market and the heavy taxation burden on legal operations, have been widely recognized.  Recent analyses have even suggested that 2024 might bring critical challenges for cannabis retailers in the state.

In light of this, the owners of the cannabis farm have made the difficult decision to terminate Goldenseed’s cultivation activities and attempt to sell the farm property owned by an affiliated company Hollow Wave Holdings, LLC. This decision is aimed at mitigating further financial losses in this volatile market.  Any proceeds from the sale of the land is intended primarily to cover loans made against the property, with no expected surplus.  None of the Goldenseed management team will be receiving any monies from a sale of the property.   See Item 1- Business for discussion on Discontinued Operations.

Despite the discontinued operations of the Company’s growing operations, Goldenseed is not closing down.  Goldenseed is pivoting to a new strategy of sourcing cannabis for its branded products.  This approach will allow Goldenseed to maintain presence in the market, adapt more quickly to consumer preferences, and manage costs more effectively in the face of fluctuating wholesale prices.

The Company cannot assure that it will have sufficient capital to finance its growth and business operations or that such capital will be available on terms that are favorable to it or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future.

Trend Information

The cannabis industry in the past two years has seen a significant drop in the market sales price of wholesale and retail greenhouse-grown cannabis.  In 2023, the market prices dropped further.  The Company started in the cannabis business when the price per pound of greenhouse-grown cannabis was, on average, approximately $1,700 per pound.  By the end of 2023, the average market price was approximately between $250 (smalls) and $350 (bigs) per pound, which is significantly less than the cost to produce. See Item 1. Business for discussion on Discontinued Operations.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

The Company has identified the policies outlined below as critical to its business operations and an understanding of its results of operations. The list is not intended to be a comprehensive list of all of the Company’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on the Company’s business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect the Company’s reported and expected financial results. Note that the Company’s preparation of the financial statements requires it to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of its financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

FASB ASU No. 2016-02 (Topic 842), “Leases” – Issued in February 2016, ASU No. 2016-02 established ASC Topic 842, Leases, as amended by subsequent ASUs on the topic, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to apply a two-method approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase. Lessees are required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Lessees will recognize expense based on the effective interest method for finance leases or on a straight-line basis for operating leases. The accounting applied by the lessor is largely unchanged from that applied under the existing lease standard. The Company will be required to record a right-of-use asset and lease liability equal to the present value of the remaining minimum lease payments and will continue to recognize expense on a straight-line basis upon adoption of this standard. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. In July 2018, the FASB issued an update ASU 2018-11 Leases: Targeted Improvements, which provides companies with an additional transition option that would permit the application of ASU 2016-02 as of the adoption date rather than to all periods presented. The Company utilized this transition option when it adopted this standard on January 1, 2022 and elected to use the transition practical expedients package available under this new standard. As a result of adoption of this standard, the Company will record a right-of-use assets and lease liabilities as applicable from January 1, 2022 forward.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.  Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. The Company’s revenues consist of sales of cannabis flowers, plants, concentrates and distillates, trim and pre-rolls.  Revenue is recognized when the product is shipped to or accepted on delivery by the customer.

Revenues of $1,313,893 and $904,647 have been earned and recognized for the years ended December 31, 2023 and 2022, respectively.

Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant proportion of assets (not in the ordinary course of business) during the next 12 months.

Item 3. Directors and Officers

Please see information contained in section entitled “DIRECTORS AND EXECUTIVE OFFICERS” in our SEC filing at https://www.sec.gov/Archives/edgar/data/0001780914/000178091421000008/0001780914-21-000008-index.htm

Item 4. Security Ownership of Management and Certain Securityholders

The following capitalization table sets forth information regarding beneficial ownership of the Company’s equity as of the date of this Form 1-K. There is beneficial ownership of the Company equity at the time of this Offering by its directors or executive officers as set out below in the capitalization table.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and include voting or investment power with respect to equity. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to the Company’s knowledge, each Shareholder named below possesses sole voting and investment power over their Shares, where applicable. Percentage of beneficial ownership before the Offering is based on 26,977,984 shares of outstanding stock as of December 31, 2023.

The following capitalization table sets forth information regarding beneficial ownership of all classes of the Company’s shares of common stock as of the date of this Form 1-K.

CAPITALIZATION TABLE

(1)Includes warrants for 16,642 shares of Class B Common Stock issued to broker-dealers and their assigns from previous Regulation A offerings. In 2021, the Company issued cashless warrants for the purchase of 5,404 shares of Class B Common Stock.  In 2022, the Company issued cashless warrants for the purchase of 2,027 shares of Class B Common Stock. As of December 31, 2023 and 2023, the Company had warrants for 16,642 warrants outstanding with cashless exercise, expiring between 2025 and 2027. Any such shares, if the warrants are exercised, will be restricted shares under applicable securities laws and will not be free trading shares. The table excluded 1,166,976 shares reserved for issuance under the company’s Equity Incentive Plan.

Golden Seed, Inc. (“Golden Seed) is owned 91.3% by Red M Holdings, LLC (“Red M Holdings”).  Red M Holdings is a Delaware Limited Liability Company.  The ownership and voting power for Red M Holdings is the following table.

Cruzin LLC is a Delaware Limited Liability Company owned by a single member. Cruzin, LLC is an entity whose ownership, voting control and management have no common persons or entities with the officers and directors of Golden Seed, Inc.  See table below.

The ownership and voting power for Calypso Ventures, LLC (“Calypso Ventures”) is shown in the table below.  Dusty Road Investment Group, LLC (“DRIG) is the managing member of Red M Holdings. Both Calypso Ventures and DRIG are Delaware Limited Liabilities Companies.

For additional information, please see information contained in section entitled  “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS” in our SEC filing at

https://www.sec.gov/Archives/edgar/data/0001780914/000178091421000008/0001780914-21-000008-index.htm

Item 5. Interest of Management and Others in Certain Transactions

As noted above, as of the date of this Form 1-K, Golden Seed, Inc. (“Golden Seed) is owned 91.3% by Red M Holdings, LLC (“Red M Holdings”).  Red M Holdings is a Delaware Limited Liability Company.  The ownership and voting power for Red M Holdings is the following table.

Cruzin LLC is a Delaware Limited Liability Company owned by a single member. Cruzin, LLC is an entity whose ownership, voting control and management have no common persons or entities with the officers and directors of Golden Seed, Inc.  See table below.

The ownership and voting power for Calypso Ventures, LLC (“Calypso Ventures”) is shown in the table below.  Dusty Road Investment Group, LLC (“DRIG) is the managing member of Red M Holdings. Both Calypso Ventures and DRIG are Delaware Limited Liabilities Companies.

There have been no transactions between the Company and Mazzone, Brandom, Yelich, the estate of Scott Goldie and/or Dunn (or any of the entities they own part of or control) in which Mazzone, Brandom, Yelich, the estate of Scott Goldie, or Dunn received any extra or special benefit not shared on a pro-rata basis by all of the holders of securities of the class of equity owned by them as shareholders of the Company.

During the last quarter of 2022, the Company purchased trimming equipment and financed it with an individual who is a related party.  The financing is for $32,210 over one year with fixed interest on the lease of $7,790. Payments on the lease are made based on the Company’s collected receivables of specifically named product, detailed in the lease, until the lease is paid in full.  The lease is collateralized by the trimming equipment which is carried at a net book value of $28,002 as of December 31, 2023.  The balance due as of December 31, 2023 was $350.

As of December 31, 2023, the Company maintains one lease for land from a landowner that is a related party, Hollow Wave Holdings, LLC.  Hollow Wave Holdings, LLC is owned 100% by Red M Holdings, LLC.  The terms of the lease indicate annual lease payments of $1,200 until such time that the Company’s cash flow is positive and stabilized, when the lease will then convert to a market rate.  The market rate is currently estimated at $2,200 per acre.  During 2022, Hollow Wave Holdings, LLC amended its lease with the Company to a month-to-month basis.  Rent expense totaled $1,200 and $1,200 for the years ended December 31, 2023 and 2022, respectively.

The following table shows the receivable and payable balances for related parties as of December 31, 2023 and 2022.

From January 1, 2024 to April 26, 2024, the Company received additional advances from related parties to cover operational cash deficiencies in the net amount of $167,381.

Please see additional information contained in section entitled  “INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS” in our SEC filing at https://www.sec.gov/Archives/edgar/data/0001780914/000178091421000008/0001780914-21-000008-index.htm

Item 6. Other Information

None.

Item 7. Financial Statements

Please see attached audited financial statements following the signature page below

Item 8. Exhibits

Index to Linked Exhibits

Broker-Dealer Agreement	1A-1
Charters (including amendments)	1A-2A
Bylaws	1A-2B
Form of Subscription Agreement	1A-4
Material Contracts	1A-6

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in Laguna Beach, California on April 29, 2024.

GOLDEN SEED, INC.

By: /s/ Neil Brandom
Chief Financial Officer & Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title

By: /s/ Neil Brandom	Chief Executive Officer of Business Operations & Director
Golden Seed, Inc.
April 29, 2024

By: /s/ Neil Brandom	Chief Financial Officer & Director
Golden Seed, Inc.
April 29, 2024

________________________________________________________________________

EXHIBIT

FINANCIAL STATEMENTS

________________________________________________________________________

Golden Seed, Inc. and Subsidiary

Delaware Corporation

Consolidated Financial Statements and Independent Auditor's Report

December 31, 2023 and 2022

GOLDEN SEED, INC.
TABLE OF CONTENTS

	Page
INDEPENDENT AUDITOR'S REPORT	1-2
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND DECEMBER 31, 2022 AND FOR THE YEARS THEN ENDED:	
Consolidated Balance Sheets	3
Consolidated Statements of Operations	4
Consolidated Statements of Changes in Stockholders' Equity/(Deficit)	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7-24

To the Board of Directors of
Golden Seed, Inc.
Newport Beach, California

INDEPENDENT AUDITOR'S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Golden Seed, Inc. and subsidiary (the "Company") which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders' equity/(deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the results of its consolidated operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company has incurred net losses of $1,540,043 and $3,281,521 for the years ended December 31, 2023 and 2022, respectively, has not yet been able to generate sufficient cash from operating activities to fund ongoing operations, has current liabilities exceeding current assets by $15,658,928 as of December 31, 2023, and has limited liquid assets with $9,705 of cash available as of December 31, 2023. While cultivation, production and sale of marijuana is legal in California under California law, marijuana remains illegal at the federal law level and in many other states. The Company may be deemed to be directly engaged in illegal activity which may be subject to law enforcement actions by law enforcement authorities and forfeiture of assets. In addition, the Company may have difficulty accessing the services of banks and obtaining various insurance products. The volatility of agricultural commodities and uncertainty surrounding federal taxation for cannabis related businesses may negatively impact the Company's revenues and profits. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado
April 29, 2024

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

GOLDEN SEED, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2023 and 2022

		12/31/2023		12/31/2022
ASSETS				
Current Assets:				
Cash and cash equivalents	$	9,705	$	27,099
Accounts receivable, net		48,632		158,698
Subscription receivable		-		29,860
Prepaid expense		10,940		50,485
Inventory		193,700		173,030
Advances to related parties		98,272		67,000
Total Current Assets		361,249		506,172
Non-Current Assets:				
Property and equipment, net		3,528		4,668
Non-current assets of discontinued operations		111,125		406,468
Total Non-Current Assets		114,653		411,136
TOTAL ASSETS	$	475,902	$	917,308
LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)				
LIABILITIES				
Current Liabilities:				
Accounts payable	$	130,244	$	146,610
Accrued expenses		145,738		68,322
Accrued interest, related parties		1,163,893		1,163,893
Advances from related parties		14,569,012		13,495,495
Current liabilities of discontinued operations		11,290		167,026
Total Current Liabilities		16,020,177		15,041,346
Non-Current Liabilities:				
Non-current liabilities of discontinued operations		152,953		31,349
Total Non-Current Liabilities		152,953		31,349
Total Liabilities		16,173,130		15,072,695
STOCKHOLDERS' EQUITY/(DEFICIT):				
Common Stock Par Value $0.00001:				
Class A Shares: 1,500 Shares Authorized; 1,000 Shares Issued and Outstanding as of December 31 2023 and December 31, 2022.		-		-
Class B Shares: 35,000,000 Shares Authorized; 26,976,984 Shares Issued and Outstanding as of December 31, 2023 and December 31, 2022.		269		269
Additional Paid-In Capital		10,526,090		10,527,887
Accumulated Deficit		(26,223,587)		(24,683,543)
Total Stockholders' Equity/(Deficit)		(15,697,228)		(14,155,387)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)	$	475,902	$	917,308

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated financial statements.

3

GOLDEN SEED, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2023 and 2022

		2023		2022
Net revenues	$	1,313,893		904,647
Cost of goods sold		(988,068)		(762,263)
Gross profit		325,825		142,384
Operating expenses:				
Sales & marketing		429,239		909,994
General & administrative		728,807		1,346,315
Total operating expenses		1,158,046		2,256,309
Loss from continuing operations		(832,221)		(2,113,925)
Loss from discontinued operations		(707,823)		(1,167,596)
Net loss	$	(1,540,044)	$	(3,281,521)
Weighted average common shares outstanding				
- Basic and diluted		26,976,984		26,936,119
Net loss per common share				
- Basic and diluted	$	(0.06)	$	(0.12)

See Independent Auditor's Report and accompanyiong notes, which are an integral part of these consolidated financial statements.

4

GOLDEN SEED, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY/(DEFICIT)
For the years ended December 31, 2023 and 2022

	Stockholders' Equity/(Deficit)						
	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity/ (Deficit)
	Number of Shares	Amount	Number of Shares	Amount			
Balance at December 31, 2021	1,000	$ -	26,867,068	$ 268	$ 9,324,124	$ (21,402,022)	$ (12,077,630)
Issuance of common stock for cash	-	-	62,616	1	783,949	-	783,950
Issuance of common stock for services	-	-	47,300	-	591,250	-	591,250
Issuance of warrants	-	-	-	-	25,337	-	25,337
Offering costs	-	-	-	-	(196,773)	-	(196,773)
Net loss	-	-	-	-	-	(3,281,521)	(3,281,521)
Balance at December 31, 2022	1,000	$ -	26,976,984	$ 269	$ 10,527,887	$ (24,683,543)	$ (14,155,387)
Offering costs	-	-	-	-	(1,797)	-	(1,797)
Net loss	-	-	-	-	-	(1,540,044)	(1,540,044)
Balance at December 31, 2023	1,000	$ -	26,976,984	$ 269	$ 10,526,090	$ (26,223,587)	$ (15,697,228)

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated financial statements.

5

GOLDEN SEED, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2023 and 2022

		2023		2022
Cash Flows From Operating Activities				
Net loss	$	(1,540,044)	$	(3,281,521)
Loss from discontinued operations		707,823		1,167,596
Adjustments to reconcile net loss to net cash used in operating activities:				
Depreciation		1,140		1,325
Loss on bad debt		1,954		12,663
Stock issued in exchange for services		-		591,250
Changes in operating assets and liabilities:				
(Increase)/Decrease in trade receivables		108,112		(151,394)
(Increase)/Decrease in prepaid expense		39,546		(10,365)
(Increase)/Decrease in inventory		(429,747)		(793,819)
Increase/(Decrease) in accounts payable and accrued payables		61,323		(134,759)
Net Cash Used in Operating Activities		(1,049,893)		(2,599,024)
Net Cash (Used in)/Provided by Discontinued Operating Activities		(444)		32,067
Net Cash Used in Operating Activities		(1,050,337)		(2,566,957)
Cash Flows From Investing Activities				
Advances to related parties		(31,272)		(12,000)
Net Cash Used in Investing Activities		(31,272)		(12,000)
Net Cash Used in Discontinued Investing Activities		(8,967)		-
Net Cash Used in Investing Activities		(40,239)		(12,000)
Cash Flows From Financing Activities				
Proceeds from related party advances, net		1,073,517		1,967,701
Collection of subscription receivable		29,860		-
Proceeds from issuance of common stock		-		815,915
Stock issuance costs		(1,797)		(171,436)
Net Cash Provided by Financing Activities		1,101,580		2,612,180
Net Cash Used in Discontinued Financing Activities		(28,398)		(20,260)
Net Cash Provided by Financing Activities		1,073,182		2,591,920
Net Change in Cash		(17,394)		12,963
Cash at Beginning of Period		27,099		14,136
Cash at End of Period	$	9,705	$	27,099
Supplemental Disclosure of Cash Flow Information				
Cash paid for interest expense	$	8,772	$	4,993
Cash paid for income taxes and penalties	$	808	$	16,612
Supplemental Disclosure of Non-Cash Financing and Investing Activities				
Broker compensation paid in warrants	$	-	$	25,337
Equipment purchased by issuance of financing agreement	$	-	$	32,210

See Independent Auditor's Report and accompanying notes, which are an integral part of these consolidated financial statements.
6

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Golden Seed, Inc. (the "Company"), was initially formed as a limited liability company under the name Golden Seed, LLC and organized on November 8, 2017 under the laws of Delaware. The Company was formed to cultivate and distribute cannabis and cannabis-related products in California in accordance with state and local government licenses and permits. The Company is majority-owned by Red M Holdings, LLC (a Delaware limited liability company).

Red M Holdings, LLC also owns 100% of Hollow Wave Holdings, LLC, (a Delaware limited liability company) ("HWH"). The Company leases land from HWH and accepted an advance from HWH to pay for tenant improvements on the property it leases from HWH.

On May 23, 2019, the Company amended and restated the operating agreement to add a new member. As of such date, 98.5% was owned by Red M Holdings, LLC and 1.5% by an individual.

On June 20, 2019, Golden Seed LLC, filed a certificate of conversion with the state of Delaware, converting the Delaware limited liability company into a Delaware corporation and accordingly renaming the Company from Golden Seed, LLC to Golden Seed, Inc. Golden Seed, Inc. authorized 35,001,500 shares of common stock, designated to two classes: Class A Common Stock (1,500 shares) and Class B Common Stock (35,000,000 shares), all with a par value of $0.00001 per share. Class B common stock does not carry voting rights. Commensurate with the conversion, 100% of the membership interests in Golden Seed, LLC were converted into 1,000 shares of Class A common stock and 24,999,000 shares of Class B common stock. The Company also adopted its Equity Incentive Plan (the "Plan") and reserved 1,250,000 shares of Class B common stock for issuance under the Plan.

In May 2019, the Company formed a limited liability company under the name Ohlone Coast Farms, LLC ("OCF"). OCF was formed to cultivate and distribute hemp and hemp-related products in California in accordance with state and local government licenses and permits. As of December 31, 2023 and 2022 the Company owned 100% of OCF. OCF is no longer operating.

The Company commenced operations in January 2018 and its activities since inception have consisted of formation activities, staffing and recruitment, greenhouse improvements and propagation of cannabis clones and seeds. The Company is dependent upon additional capital resources for the commencement of its planned full-scale principal operations and is subject to significant risks and uncertainties; including failing to secure funding to execute the Company's planned operations or failing to profitably operate the business.

Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in the Company's inability to proceed with its

See Independent Auditor's Report
7

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended business plan, especially in respect of its marijuana cultivation, production and dispensaries. In addition, its assets, including real property, cash, equipment and other goods, could be subject to asset forfeiture because marijuana is still federally illegal.

As of December 31, 2022, Phase 2 of the greenhouse and facilities improvements were 60% complete. The remaining Phase 2 improvements completed in March 2023.

The Company was a greenhouse cannabis grower in California. On December 20, 2023, the Board approved to exit the Company's cannabis growing business and will continue to protect the Golden Seed brand and pivot to sourcing its flower product in the future instead of growing flower. See Note 4.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP). These consolidated financial statements include all accounts of Golden Seed, Inc., along with its wholly-owned subsidiary, Ohlone Coast Farms, LLC. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The Company adopted the calendar year as its basis of reporting.

As discussed in Note 4, the Company discontinued the operations of its greenhouse cannabis growing business in December 2023. In accordance with Securities and Exchange Commission ("SEC") Financial Reporting Manual Topic 13: *Effects of Subsequent Events on Financial Statements Required in Filings*, certain events that occur after the end of a fiscal year require retrospective revision of that year's financial statements (the "pre-event financial statements") if they are reissued after financial statements covering the period during which the event occurred have been filed. Such events include reporting a discontinued operation, a change in reportable segments, or a change in accounting principle for which retrospective application is either required or elected. If financial statements as of a date on or after the date a component of the registrant has been disposed of or classified as held for sale are required in a registration or proxy statement, retrospective reclassification of all prior periods to report the results of that component in discontinued operations in accordance with Accounting Standards Codification (ASC) 205-20, Presentation of Financial Statements – Discontinued Operations is required.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

See Independent Auditor's Report
8

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company's cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions. As of December 31, 2023 and December 31, 2022, the Company carried allowances against receivables of $1,954 and $15,207, respectively.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the first in, first out (FIFO) cost method. All direct and indirect costs of growing crops are accumulated until the time of harvest and certain costs may be deferred and allocated to growing crops. Harvested crops are recorded at the lesser of cost or the net realizable value.

	12/31/2023	12/31/2022
Raw materials	$ -	$ -
Growing crops	-	-
Finished goods	193,700	173,030
Total Inventory	$ 193,700	$ 173,030

The inventory balance as of December 31, 2023 consisted of cannabis mother stock, flower, employee wages and related payroll taxes, payments made to independent contractors, in addition to other materials and supplies needed for the propagation, greenhouse operations, and packaging of cannabis products. The inventory balance as of December 31, 2022 consisted of cannabis mother stock, flower, pre-rolls, clones, employee wages and related payroll taxes, payments made to independent contractors, bulk biomass and trim, in addition to other materials and supplies needed for the propagation, greenhouse operations, and packaging of cannabis products.

The Company records impairment and obsolescence reserves against its inventory balances as deemed necessary. In 2023, the impairment was the result of a significant drop of market pricing of cannabis-related products verses the book value. Mold and other crop issues during the 2022 cultivation and harvest compromised the inventory. In addition, costs exceeding the net realizable values of harvested and growing crops, resulted in inventory impairment charges totaling $409,077 and $1,132,100 for the years ended December 31, 2023 and 2022, respectively.

See Independent Auditor's Report
9

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

The Company has authorized a distribution agreement with a customer during August 2023. The customer notified the Company of sales that occurred between September 2023 and December 2023 and the Company records revenue when it receives payment from customer. For 2022, the Company had a distribution agreement with its largest customer. The customer went out of business and there was no activity after 2022. The Company authorizes the replenishment of consignment inventory based on orders placed by the customer. The customer does not purchase the inventory until the product has sold. The customer received a 19% distribution fee on all its sales of the Company's products. As of both December 31, 2023 and 2022, the Company has no inventory on consignment. The Company paid $33,721and $35,780 in distribution fees for the years ended December 31, 2023 and 2022, respectively.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000 as property and equipment and depreciates such assets on a straight-line basis over estimated useful lives, which is currently estimated at 3-15 years for the Company's property and equipment. Management periodically evaluates assets for impairment and writes off capitalized costs as necessary. As of December 31, 2023 and 2022, no property and equipment has been impaired.

As of December 31, 2023 and 2022, property and equipment consisted of the following:

	12/31/2023	12/31/2022
Equipment & Vehicles	$ 10,657	$ 10,657
Property and equipment, at cost	10,657	10,657
Less: Accumulated depreciation	(7,129)	(5,989)
Property and equipment, net	$ 3,528	$ 4,668

Depreciation expense totaled $1,140 and $1,325 for the years ended December 31, 2023 and 2022, respectively.

Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables were not received prior to the issuance of consolidated financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to the stockholders' equity/(deficit) on the consolidated balance sheet. Subscription receivable totaled $0 and $29,860 as of December 31, 2023 and 2022, respectively.

See Independent Auditor's Report
10

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

Lease Assets and Liabilities

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements. The Company adopted the new guidance using a modified retrospective method. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit.

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. Also, the Company elected to present the payments associated with short-term leases as an expense in the consolidated statements of operations. Short-term leases are leases with a lease term of 12 months or less. The adoption of ASC 842 had no impact on the Company's consolidated balance sheet as of December 31, 2023 and 2022.

Accrued Expenses

Accrued expenses totaled $145,738 and $68,322 as of December 31, 2023 and 2022, respectively. The Company charges accrued but unpaid costs that pertain to wages, payroll taxes and workers compensation insurance, interest expense, and ordinary operational expenses necessary to run the business to accrued expenses. As of December 31, 2023, $53,586 pertains to wages, payroll taxes and insurance, and $92,152 pertains to ordinary operational expenses. Accrued expenses as of December 31, 2022 pertains to wages, payroll taxes and insurance of $60,825 and $7,497 pertains to ordinary operational expenses.

Fair Value of Financial Instruments

Financial Accounting Standards Board ("FASB") guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset

See Independent Auditor's Report
11

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Revenue Recognition

Cost of Goods Sold

The Company uses FIFO method to determine the amount of inventory to relieve relative to sales revenue recorded. Costs that flow through cost of goods sold consist of cannabis mother stock, flower, pre-rolls, clones, employee wages and related payroll taxes, payments made to independent contractors, bulk biomass and trim, in addition to other materials and supplies needed for the propagation, greenhouse operations, and packaging of cannabis products. Cost of goods sold of $988,068 and $762,263 has been recognized for years ended December 31, 2023 and 2022, respectively. Impairment charges against inventory are recorded to costs of goods sold as incurred, and were recorded to discontinued operations as discussed in Note 4 due to the discontinuation of the farming activities producing these impairments.

Advertising Expenses

The Company expenses advertising costs as incurred in accordance with ASC 720-35, *"Other Expenses – Advertising Cost."* Advertising expenses recognized totaled $429,239 and $909,994 for the years ended December 31, 2023 and 2022, respectively.

See Independent Auditor's Report
12

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

Stock-Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company's stock options has been determined utilizing the "simplified" method for awards that qualify as "plain-vanilla" options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management's best estimates and involve inherent uncertainties and the application of management's judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders' equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.

Income Taxes

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company's financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company's evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company's consolidated financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

See Independent Auditor's Report
13

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Beginning June 21, 2019, the Company is subject to corporate income tax. Tax expense recognized in profit or loss compromises the sum of current and deferred taxes not recognized in other comprehensive income or directly in equity.

Current Tax
Current tax assets and/or liabilities comprise those claims from, or obligations to, fiscal authorities relating to the current or prior reporting periods that are unpaid at the reporting date. Current tax is payable on taxable profit, which differs from net loss in the consolidated statements of operations. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred Tax
Deferred taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realization, provided they are enacted or substantively enacted by the end of the reporting period. Deferred tax liabilities are always provided for in full.

Deferred tax assets are recognized to the extent that it is possible that they will be able to be utilized against future taxable income. Deferred tax asset and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxing authority.

Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity.

The Company estimates it has deferred tax assets of $5,025,742 and $4,698,457 as of December 31, 2023 and 2022, respectively. The deferred tax asset as of December 31, 2023 consists of $4,696,883 related to net operating loss carryforwards and $328,859 related to book to tax differences on non-cash interest expense. The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2023 and 2022 and no history of generating taxable income. Therefore, a valuation allowance of $5,025,742 and $4,698,457 was recorded as of December 31, 2023 and 2022, respectively. Deferred tax assets were calculated using the Company's combined tax rate, which it estimated to be 28%.

See Independent Auditor's Report
14

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

The effective rate is reduced to 0% for 2023 and 2022 due to the full valuation allowance on its deferred tax assets.

The Company's ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. The Company filed its tax returns for 2022 and at December 31, 2023, while the Company has not yet filed its 2023 tax returns, it estimates it will have net operating loss carryforwards available to offset future taxable income in the amount of $13,415,938 for federal tax return and $24,079,062 for state tax return.

As the Company operates in the cannabis industry, it is subject to the limitations of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowed under IRC Section 280E. Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income or loss.

Earnings per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2023 and 2022, diluted net loss per share is the same as basic net loss per share.

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet commenced its planned full-scale principal operations, has incurred net losses of $1,540,044 and $3,281,521 for the years ended December 31, 2023 and 2022, respectively, has not yet been able to generate sufficient cash from operating activities to fund ongoing operations, has current liabilities exceeding current assets by $15,658,928 as of December 31, 2023, and has limited liquid assets with $9,705 of cash available as of December 31, 2023. While cultivation, production and sale of marijuana is legal in California under California law, marijuana remains illegal at the federal law level and in many other states. The Company may be deemed to be directly engaged in illegal activity which may be subject to law enforcement actions by law enforcement authorities and forfeiture of assets. In addition, the Company may have difficulty accessing the services of banks and obtaining various insurance products. The volatility of agricultural commodities and uncertainty surrounding federal taxation for cannabis-related businesses may negatively impact the Company's revenues and profits. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

See Independent Auditor's Report
15

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

The Company's future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support operations. The Company will be required to raise additional funds through public or private financing, additional collaborative relationships, or other arrangements until revenues increase to a point of positive cash flow.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: DISCONTINUED OPERATIONS

On December 20, 2023, the Board approved to exit the Company's cannabis growing business and pivot to sourcing its flower product in the future instead of growing flower. Continuing operations is the continuation of converting raw materials into the Company's products for sale to customers, while discontinued operations is farming operations associated with growing cannabis. As a result of these actions, the Company reported its farming activities as discontinued operations in the consolidated statements of operations for all periods presented. The Company does not have any significant involvement or continuing significant cash flows associated with the cannabis growing business. The assets and liabilities of this business were aggregated and reported on separate lines of the consolidated balance sheets.

The Company is in the process of terminating any and all contracts related to growing cannabis and laid off all of its employees by February 2024. Equipment and vehicles owned by the farm will be sold in 2024. Due to the significant decline of wholesale and retail pricing of cannabis over the past three years' there is no market for selling the cannabis growing farm operations.

The following table shows the results of operations of the business reported as discontinued operations for the years ended December 31, 2023 and 2022:

See Independent Auditor's Report
16

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

	12/31/2023	12/31/2022
Revenues	$ -	$ -
Net revenues	-	-
Cost of goods sold - impairment of inventory	409,077	1,132,100
Gross profit	(409,077)	(1,132,100)
Operating expenses		
Depreciation expense	41,860	29,793
Loss from operations	(450,937)	(1,161,893)
Other income / (expense)		
Rental income	8,600	-
Interest expense	(3,035)	(5,703)
Loss on impairment of fixed assets	(262,451)	-
	(256,886)	(5,703)
Loss from discontinued operations	$ (707,823)	$ (1,167,596)

The following table shows the summary of assets and liabilities for the cannabis growing business discontinued operations as of December 31, 2023 and 2022:

	12/31/2023	12/31/2022
Assets		
Property and equipment, net	$ 111,125	$ 406,468
Non-current assets of discontinued operations	111,125	406,468
Assets of discontinued operations	$ 111,125	$ 406,468
Liabilities		
Accounts payable and accrued expenses	$ 11,290	$ 17,026
Note payable	-	150,000
Current liabilities of discontinued operations	11,290	167,026
Equipment financing	2,953	31,349
Note payable	150,000	-
Non-current liabilities of discontinued operations	152,953	31,349
Liabilities of discontinued operations	$ 164,243	$ 198,375

See Independent Auditor's Report
17

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

The following table shows the property and equipment of discontinued operation as of December 31, 2023 and 2022:

	12/31/2023	12/31/2022
Building improvements	$ -	$ 126,137
Tenant improvements	-	193,315
Equipment & vehicles	188,430	179,462
Property and equipment, at cost	188,430	498,914
Less: Accumulated depreciation	(77,305)	(92,446)
Property and equipment, net	$ 111,125	$ 406,468

Depreciation expense for the years ended December 31, 2023 and 2022 was $41,860 and $29,793, respectively.

Lease Commitments

Note Payable

On June 26, 2020, the Company's wholly-owned subsidiary, Ohlone Coast Farms, LLC received a secured disaster loan from the U.S. Small Business Administration in the amount of $150,000. The note accrues interest at 3.75% per annum and is due in thirty years. Repayment of the loan began on June 25, 2021 at $731 per month. Accrued interest totaled $11,290 and $14,359 as of December 31, 2023 and 2022, respectively, and interest expense totaled $3,035 and $5,703 for the years ended December 31, 2023 and 2022, respectively, on this note. The balance due on the note was $150,000 as of both December 31, 2023 and 2022.

Vehicle and Equipment Financing

On February 22, 2019, the Company purchased a cannabis compliant delivery van and financed it with Ally Financial Lease Trust. The financing is for $39,200 over five years, with interest at 2.1% annually, and requiring monthly payments of $672. The loan is collateralized by the van, which is carried at a net book value of $15,144 and $20,056 as of December 31, 2023 and 2022, respectively. The balance

See Independent Auditor's Report
18

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

NOTE 5: EQUITY

Capital Structure

Upon the June 20, 2019 conversion to a corporation, the Company authorized 35,001,500 shares of common stock, designated to two classes: Class A Common Stock (1,500 shares) and Class B Common Stock (35,000,000 shares), all with a par value of $0.00001 per share. Class B common stock does not carry voting rights. The Company has 1,000 shares of Class A common stock and 26,976,984 shares of Class B common stock issued and outstanding as of both December 31, 2023 and 2022.

On August 27, 2020, Golden Seed, Inc. amended and restated its bylaws, which authorized that all Class B Common Stock sold through the Regulation A stock offering shall have a preference as follows: (i) In the event of a merger resulting in acquisition of controlling interest of the Companyor an acquisition of controlling interest of the Company by another entity, or (ii) In the event of the corporation holding an initial public offering and registering as a publicly traded company, each share of Class B Common Stock initially sold through the Regulation A stock offering shall entitle its holder to receive out of proceeds of such a merger, acquisition or public stock offering involving registration as a public company, the following preference:

(a) If the compensation per share received by the Company through one of the aforementioned events is at a valuation per share lower than the valuation per share at which the Class B Common Stock was sold in the Regulation A offering, then all Class B Common Stock shareholders for shares issued through the Regulation A offering (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events), shall receive one and one half times the price per share paid for the shares in the Regulation A offering.

(b) If the compensation per share received by the Company through one of the aforementioned events is at a valuation equal to or higher than the valuation of at which the Class B Common Stock was sold in the Regulation A offering, then all Class B Common Stock shareholders for shares issued through the Regulation A offering (as adjusted for stock splits, dividends, consolidations, recapitalizations and similar events), shall participate pari passu with all other shareholders of all classes of the corporations securities, and no preference shall apply.

See Independent Auditor's Report
19

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

The Company also added new categories of officers and added a supermajority vote requirements to some Board of Directors decisions.

Common Stock

The Company did not issue any shares of Class A or Class B Common Stock in 2023. During the year ended December 31, 2022, the Company issued 62,616 shares of Class B Common Stock at $12.50 per share, providing gross proceeds of $783,950 through the Regulation A offering.

The Company's broker dealer in its Regulation A stock offerings is entitled to cashless ($0 exercise price) warrants for the purchase of Class B Common Stock equal to 3% of gross shares raised in the offerings. In 2021, the Company issued cashless warrants for the purchase of 5,404 shares of Class B Common Stock and recorded offering costs associated with such of $57,449. In 2022, the Company issued cashless warrants for the purchase of 2,027 shares of Class B Common Stock and recorded offering costs associated with such of $25,337. As of both December 31, 2023 and 2022, the Company had warrants for 16,642 warrants outstanding with cashless exercise, expiring between 2025 and 2027.

In February of 2020, the Company entered into a restricted stock award agreement containing a future share commitment which effectively operates as an option and as such is recorded and valued as an option. The holder of the option agreement may purchase up to 300,000 shares of Class B common stock for cash investments of $600,000. The options expired in 2022 unexercised.

Equity Incentive Plan

On June 20, 2019, the Company also adopted its Equity Incentive Plan (the "Plan") and reserved 1,250,000 shares of Class B common stock for issuance under the Plan. There are 1,166,976 of Class B common stock available for issuance under the Plan as of December 31, 2023.

The Company granted restricted stock award shares of Class B common stock from its equity incentive program of 0 shares and 47,300 shares in 2023 and 2022, respectively. The 2022 awards were in exchange for $387,500 of management expenses and $203,750 of sales and marketing expenses.

NOTE 6: CANNABIS PERMIT

During 2020, the Company operated compliantly and received all of the necessary extensions of its temporary licenses for cultivation, nursery and distribution of retail sales of cannabis and cannabis-related products.

After applying for its annual licenses, the Company received a provisional license for each activity for which a license is required for current operations (Cultivation, Nursery, and Distribution). The provisional licenses provided the Company with a full panoply of licensee to licensee rights and obligations that would otherwise be conferred upon and imposed upon an annual licensee.

See Independent Auditor's Report
20

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

As of December 31, 2023 and 2022, the Company has received annual licenses for 120,000 square feet of greenhouse cultivation (60,000 square feet of canopy), unlimited nursery space, distribution, and processing Farming operations ceased in December 2023, see discontinued operations discussion in Note 4.

NOTE 7: RELATED PARTY TRANSACTIONS

Red M Holdings, LLC ("Red M") owned 91.3% of Golden Seed, Inc. as of December 31, 2023 and 2022. Red M owns 100% of Hollow Wave Holdings, LLC as of December 31, 2023 and 2022. The advances from these entities described below carry no interest rate nor maturity date. Management intends to repay these entities when cash flow from operations is sufficient to do so and believes this will occur within the next 18 to 24 months.

Calypso Ventures, LLC owns 55% (50% voting interest) of Red M Holdings, LLC. The advance to this entity does not carry an interest rate nor maturity date, and management intends to collect from this related party within the next 18 months. Coastal Nursery, LLC and Yellow Dirt Road, LLC are owned 100% by Monterey Bay Ornamental Farms, LLC. Calypso Ventures, LLC owns 50% of Monterey Bay Ornamental Farms, LLC. Orinda Gateway, LLC is owned 100% by Brookside Land Company, LLC, an entity owned 100% by Lucas, Austin and Alexander, LLC.

The individual owners of Lucas, Austin and Alexander, LLC own an interest in Calypso Ventures, LLC collectively of 69.5%. During 2022, the membership interests in Calypso Ventures, LLC were amended and Lucas, Austin and Alexander, LLC's membership interest decreased from 72.5% to 69.5%. The advances from these entities carry no interest rate nor maturity date. Management intends to repay these entities when cash flow from operations is sufficient to do so and believes this will occur within the next 18 to 24 months.

See Note 8 - Leases and Note 10 - Subsequent events for other related party transactions.

See Independent Auditor's Report
21

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

	12/31/2023	12/31/2022
Red M Holdings, LLC	$ 10,891,548	$ 10,049,556
Hollow Wave Holdings, LLC	1,606,303	1,737,100
Coastal Nursery, LLC	-	132,900
Lucas, Austin & Alexander, LLC	1,589,237	1,102,015
Orinda Gateway, LLC	423,924	473,924
Church Hill, LLC	58,000	-
Total Intercompany Payables	$ 14,569,012	$ 13,495,495
Calypso Ventures, LLC	$ 67,000	$ 67,000
Coastal Nursery, LLC	31,272	-
Total Intercompany Receivables	$ 98,272	$ 67,000
	$ 14,470,740	$ 13,428,495

Accrued Interest Related Party

The Company has held related party debt on its books since 2018 and has accrued interest on the debt for the fiscal year 2021 only at 12% per annum. The Company will not accrue interest on the debt for fiscal years 2022 and 2023 as directed by the managing member of the respective companies. The Company will repay the related party debt and accrued interest when operational cash flow is sufficient to do so.

There was no interest expense to related parties for the years ended December 31, 2023 and 2022. Accrued interest to related parties totaled $1,163,893 for both December 31, 2023 and 2022.

	12/31/2023	12/31/2022
Red M Holdings, LLC	$ 833,429	$ 833,429
Hollow Wave Holdings, LLC	196,142	196,142
Coastal Nursery, LLC	16,027	16,027
Lucas, Austin & Alexander, LLC	60,635	60,635
Orinda Gateway, LLC	57,660	57,660
Accrued Interest Related Party	$ 1,163,893	$ 1,163,893

See Independent Auditor's Report
22

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

NOTE 8: COMMITMENTS AND CONTINGENCIES

Claims and Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2023 and 2022, there was apending legal action as noted below. However, it did not require an accrual for contingent liability.

The Company entered into a lease on June 14, 2019 that required bi-annual lease payments of $24,090. The Company vacated the facility in August 2020 and made an informal arrangement to make monthly payments of $4,015 from July to December 2020 and find a sub-tenant. As of December 31, 2022, the debt is fully satisfied and no legal action pending.

See Note 10 Subsequent Events for discussion on lawsuit filed on April 3, 2024.

Leases

NOTE 9: RECENT ACCOUNTING PRONOUNCEMENTS

See Independent Auditor's Report
23

GOLDEN SEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and 2022 and for the years then ended

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 10: SUBSEQUENT EVENTS

Legal Proceedings
On April 3, 2024, the Company was named in an alter-ego lawsuit related to a loan secured by the real estate property where the Company conducted its farming operations. The Company does not hold title to the land and is not the guarantor to the underlying contract. The Company's liability is minimal at this time but will likely have to participate in the action and may incur legal costs in the defense of this action.

Intercompany Financing

Management's Evaluation

Management has evaluated subsequent events through April 29 2024, the date the consolidated financial statements were available to be issued. No additional material subsequent events were identified.

See Independent Auditor's Report
24